EXHIBIT 10.5

January 13, 2005

CONFIDENTIAL

[Name]
[Address]

Re:	Participation In The 2005 Senior Management Compensation Plan

Dear [Name]:

You have been selected to be a participant in the CRT Properties, Inc. Senior Management Compensation Plan (the “Plan”) for the year ending December 31, 2005. The Plan consists of four components which are: (i) a review of each participating member’s annual salary; (ii) the ability to earn a potential cash bonus based on each member’s annual performance and the operating performance of the Company in 2005; (iii) a grant of restricted stock which will vest 50% based on service and 50% based on the performance of the Company over a five-year period commencing January 1, 2005; and (iv) a share of a performance pool to be established in January 2008 if the Company’s total return to shareholders over a three-year period commencing January 1, 2005 exceeds performance goals set by the Compensation Committee and set forth in the Plan.

Your salary for 2005 will be $___. Your bonus opportunity will range from a threshold of ___% to a target of ___%, up to a maximum of ___% of base salary depending on satisfaction of both personal goals and corporate financial goals as set forth in subsequent written communication to you.

In early 2005, you will receive a grant of restricted stock with a dollar value of $___. The number of actual shares will be determined by dividing $___by the average closing price of CRT shares for the first ten trading days of 2005. Fifty percent of the grant of restricted stock would vest based on time and service (10% on December 31, 2005, 2006, 2007, 2008 and 2009, subject to continued employment) and 50% would vest based on the Company’s satisfaction of performance goals of the Plan in each of 2005, 2006, 2007, 2008 and 2009. This grant is conditioned upon your agreement to retain CRT shares with a minimum value of ___times your annual base salary.

You will also participate in the Outperformance segment of the Plan. In early 2008, if the Company satisfies the performance goals set forth in the Plan, a performance pool will be established. If you are employed on December 31, 2007, you will receive ___% of the performance pool. Your award will be made in shares of restricted stock, 50% of which would vest immediately upon grant, and 25% would vest on December 31, 2008 and December 31, 2009, subject to continued employment.

Special provisions will apply to your restricted stock grants in connection with a Change in Control (as defined in the Plan). The Company will not deliver CRT shares to you until you have reimbursed the Company, in cash, for the amount of any taxes required by law to be withheld with respect to the vesting of the shares. The Company will have the right to deduct any such taxes from any payment of any kind which becomes payable to you.

If a Change in Control occurs during 2005 and your employment with the Company is terminated within 12 months without Cause (as defined below), you shall be entitled to an amount, payable in a lump-sum as soon as practicable following the date of your termination, equal to 2 times the sum of your annual base salary at the rate in effect as of the date of your termination and an amount equal to the average annual cash bonus earned by you for the three calendar years (or all consecutive full calendar years of employment, if shorter) prior to the date of termination, provided that you execute, deliver and do not revoke (within the time period permitted by applicable law) a general release substantially in the form attached hereto as Appendix I. “Cause” exists if you are convicted of, or plead guilty or nolo contendere to, a felony (other than a felony involving a traffic violation or as a result of vicarious liability) or if you engage in willful misconduct with regard to the Company that has a material adverse effect on the Company. Misconduct will not be deemed “willful” unless you engage in it in bad faith and without a reasonable belief that it is in, or not opposed to, the interests of the Company.

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If and to the extent that any provision contained in this Participation Letter is inconsistent with the Plan, the Plan shall govern.

Yours truly,

Benjamin C. Bishop, Jr. Chairman, Compensation Committee

BCBJr:sa

cc:	Mr. Thomas J. Crocker Members of the Committee

APPENDIX I

FORM OF GENERAL RELEASE

     In consideration of certain payments and benefits to be provided to him pursuant to the Letter Agreement (the “Participation Letter”) dated January ___, 2005 from CRT Properties, Inc. (the “Company”), _____________ (the “Executive”), for himself, his heirs, assigns, successors, executors, and administrators (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges (i) the Company, each of its predecessors, successors, and affiliates forever and unconditionally, from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist (hereinafter, collectively referred to as “Claims”) arising from the beginning of time through the execution of this General Release and (ii) the officers, directors, employees, agents, representatives, consultants, and independent contractors of the parties listed in (i) and/or anyone else connected with each of them (the parties described in (i) and (ii) collectively, the “Released Parties”), forever and unconditionally, from any and all Claims that arise out of, or relate to, the Executive’s employment with the Company or the termination of such employment arising from the beginning of time through the execution of this General Release, in each case, including (without limitation) any such Claim (i) that is a discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability or retaliation, (ii) that is based on any cause of action under the following in each case as amended: the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1968, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), (iii) that is based on any applicable Executive Order program, and their state or local counterparts, including, without limitation, the Florida Civil Rights Act of 1992, and/or any other federal, state or local law, rule, regulation, constitution or ordinance, (iv) that arises under any public policy or common law or under any practices or procedure of the Company, (v) that is based on any claim for wrongful termination, back pay, future wage loss, and/or (vi) that is based on any other claim, whether in tort, contract or otherwise, or any claim for costs, fees or other expenses, including attorneys’ fees; provided, however, that nothing herein shall be deemed to affect or release any Claim (x) that arises out of, or is preserved by, the Participation Letter, or (y) that is brought as a counter-claim in any proceeding.

     By signing this General Release, the Executive acknowledges that:

     (i) he has read and fully understands the terms of this General Release;

     (ii) he has been advised to consult with his attorneys, concerning the terms of this General Release, and that he has done so to the extent he deems necessary;

     (iii) he has agreed to execute this General Release knowingly, voluntarily, with such advice from his counsel as he deemed appropriate, and was not subjected to any undue influence or coercion in agreeing to its terms;

     (iv) he has been given 21 days to consider this General Release, and acknowledges that in the event that he executes this General Release prior to the expiration of the 21 day period, he hereby waives the balance of said period;

     (v) he will have seven (7) days following his execution of this General Release to revoke this General Release, and this General Release shall not become effective or enforceable until the revocation period has expired. Any revocation within this seven (7) day period must be submitted in writing and personally delivered, or mailed, by 5:30 p.m. on the 7th day following his execution of this General Release to [          ], CRT Properties, Inc. [ address]. No payments provided for in the Participation Letter will be made until after the seven (7) day period has expired and this General Release has become effective. If this General Release is revoked by the Executive, then the Company shall not be required to provide any of the payments required under the Participation Letter; and

     (vi) no provision of this General Release may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in a writing that has been signed by the Company and the Executive.

THE EXECUTIVE

_____________________
Date:

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